EXHIBIT 23.2

        Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement pertaining to the Seagate Technology Holdings public limited company Amended and Restated Employee Stock Purchase Plan and the Seagate Technology Holdings public limited company Amended and Restated 2022 Equity Incentive Plan of our reports dated August 1, 2025, with respect to the consolidated financial statements of Seagate Technology Holding plc and the effectiveness of internal control over financial reporting of Seagate Technology Holding plc included in its Annual Report (Form 10-K) for the year ended June 27, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
January 30, 2026